Exhibit 4.1

AYALA PHARMACEUTICALS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of December 19, 2018, by and among Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each investor listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder”, and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS:

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer, and other rights pursuant to that certain Investors’ Rights Agreement dated as of December 13, 2017, as amended on March 22, 2018, by and among the Company, the Key Holders and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights and obligations created pursuant to this Agreement in lieu of the rights and obligations granted to or imposed on them under the Prior Agreement; and

WHEREAS, the Company and certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least a majority of the Registrable Securities, and the Company; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce those certain Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree to amend and restate the Prior Agreement to read in its entirety as follows:

1.    Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Investor, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, managing member, officer or director of such Investor, and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean either of the following: (i) in the case of a corporate entity, ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or the equivalent body of such a corporate entity, or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.2    “Board of Directors” means the Company’s Board of Directors.

1.3    “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended, restated or otherwise modified from time to time.

1.4    “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

1.5    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the Company’s business (as currently conducted or as may be conducted in the future), but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the Board of Directors of any Competitor.

1.6    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7    “Deemed Liquidation Event” shall have the meaning given to such term in the Certificate of Incorporation.

1.8    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10    “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11    “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.12    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14    “GAAP” means generally accepted accounting principles in the United States.

1.15    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.16    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.17    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.19    “Key Holder Registrable Securities” means (i) the shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.20    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 5% of the voting power represented by the then issued and outstanding shares of the Company; provided, however, that, for purpose of Section 4 of this Agreement (‘Rights to Future Stock Issuances’), any Investor shall be deemed a Major Investor regardless of the extent of voting power it holds, but neither BMS nor any Affiliate thereof shall be deemed a Major Investor for purpose of such Section 4.

1.21    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, other than Exempted Securities (as such term is defined in the Certificate of Incorporation).

1.22    “Novartis” means Novartis Institutes for BioMedical Research, Inc.

1.23    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.24    “Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

1.25    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held by the Investors or acquired by the Investors after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities, and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.10, 3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2 .13 of this Agreement.

1.26    “Registrable Securities then outstanding” means the number of shares at a point in time determined by adding the number of shares of outstanding Common Stock that are Registrable Securities at such time and the number of shares of Common Stock issuable (directly or indirectly) at such time pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.27    “Required Holders” means holders of at least a majority of the Registrable Securities then outstanding.

1.28    “Restricted Securities” means the securities of the Company required to be notated with or bear the legend set forth in Section 2.12(b) hereof.

1.29    “SEC” means the Securities and Exchange Commission.

1.30    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor provisions.

1.31    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor provisions.

1.32    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.33    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.34    “Selling Holder Counsel” shall have the meaning assigned to it in Section 2.6.

1.35    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.01 per share.

1.36    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.01 per share.

1.37    “Stockholders Agreement” means the Amended and Restated Stockholders Agreement dated as of the date hereof, by and among the Company, the Investors, and Key Holders (as defined therein), as the same may be amended, restated or otherwise modified from time to time.

1.38    “BMS” means Bristol-Myers Squibb Company.

1.39    “BMS License Agreement” means that certain License Agreement between the Company and BMS dated as of November 29, 2017, as may be amended from time to time.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    Form S-1 Demand. If, at any time after six (6) months after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least thirty percent (30%) of the Registrable Securities then outstanding, having the anticipated aggregate offering price, net of Selling Expenses, of at least $10.0 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering amount, net of Selling Expenses, of at least $3.0 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer or other most senior executive officer then in office stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to a request made under Section 2.1(a) (i) if it delivers notice to the Holders within thirty (30) days after such request of its reasonable intent to file a registration statement for a public offering within ninety (90) days and thereafter uses commercially reasonable efforts to cause such registration statement to become effective; (ii) during the period that is one hundred eighty (180) days after commencing a Company-initiated registration; (iii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3    Underwriting Requirements

(a)    If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority-in-interest of the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder, or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting; provided further that the obligation of any Holder to indemnify, if any, pursuant to such underwriting agreement, shall be several, and not joint and several, among such Holders selling Registrable Securities and the liability of each such Holder shall be in proportion thereto, provided further that, such liability shall be limited to the net amount received by such Holder from the sale of its Registrable Securities in such registration, except in the case of fraud or willful misconduct by such Holder. To facilitate the allocation of shares in accordance with the above provision, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering, or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder” as defined in this sentence.

(c)    For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), less than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4    Obligations of the Company.

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold; eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”) selected by the Holders of at least a majority in interest of the Registrable Securities to be included in the applicable registration, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of at least a majority in interest of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Required Holders agree to forfeit their right to one registration pursuant to Section 2.l(a) or Section 2.l(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.l(a) or Section 2.l(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 2.8(b) or under Section 2.8(d) exceed, in the aggregate, the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Required Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11    “Market Stand-off’’ Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 (A) shall apply only to the IPO, (B) shall not apply to shares of Common Stock acquired in the IPO or in the open market following the IPO, (C) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and (D) shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than two percent (2%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12    Restrictions on Transfer.

(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-

transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144 to be bound by the terms of this Agreement.

(b)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, may (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)    The holder of Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, or, following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that, with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided may be notated with or bear, except if such transfer is made pursuant to SEC Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate instrument, or book entry shall not be notated with, nor bear, such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)    the closing of a Deemed Liquidation Event;

(b)    following the IPO, such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)    the fifth (5th) anniversary of the IPO.

3.    Information and Observer Rights.

3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year; all such financial statements audited and certified by independent public accountants of nationally recognized standing, associated with one of the “Big-4” accounting firms, selected by the Company and approved by the Board of Directors;

(b)    as soon as practicable but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this this Agreement to the contrary, (w) the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date forty-five (45) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective, (x) the Company shall not be obligated to provide information (i) that the Company reasonably determines in good faith to be a trade secret or the Board reasonably determines in good faith to be sensitive confidential information; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, (y) the Company may cease providing the information set forth in this Section 3.1 to any Major Investor that the Board of Directors has reasonably and unanimously (excluding any member of the Board of Directors who is affiliated with such Major Investor) determined to be a Competitor of the Company, and (z) any and all information provided to a Major Investor pursuant hereto shall be subject to the confidentiality provisions set forth in Section 3.5 of this Agreement.

3.2    Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Observer Rights. As long as Novartis owns shares of the issued and outstanding capital stock of the Company, the Company shall invite a representative of Novartis to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if the Board of Directors has reasonably and unanimously (excluding any member of the Board of Directors who is affiliated with Novartis) determined that access to such information or attendance at such meeting (a) would upon advice from the Company’s qualified legal counsel, adversely affect the attorney-client privilege between the Company and its counsel, (b) would result in disclosure of trade secrets, (c) would result in a conflict of interest, or (d) if such Investor or its representative is a Competitor of the Company.

3.4    Termination of Information Rights and Observer Rights. The covenants set forth in Sections 3.1, 3.2 and 3.3 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) a Deemed Liquidation Event.

3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Sections 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made Known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, rule or regulation, provided that the Investor promptly notifies the Company of such disclosure (to the extent permissible) and takes reasonable steps to minimize the extent of any such required disclosure.

4.    Rights to Future Stock Issuances.

4.1     Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to (i) each Major Investor, and (ii) only in the event that such an offer or sale of New Securities is a financing in which BMS is entitled to participate in accordance with the provisions of Section 8.1.2 of the BMS License Agreement – also to BMS. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate; provided that each such Affiliate (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and the Stockholders Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Sections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor holding the fewest number of Preferred Stock and any other Derivative Securities.

(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor and, if applicable in accordance with the foregoing, also to BMS, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within fourteen (14) days after the Offer Notice is given, each Major Investor (and, if applicable in accordance with the foregoing, BMS) may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total number of shares of Common Stock of the Company then issued and outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock); provided, that if BMS is entitled to purchase or otherwise acquire a portion of such New Securities in accordance with Section 8.1.2 of the BMS License Agreement, then the number of New Securities each Major Investor is entitled to purchase or acquire hereunder shall be proportionally reduced to the extent required (if at all required) to allow the sale to BMS of that number of New Securities it has elected to purchase or otherwise acquire in such financing in accordance with Section 8.1.2 of the BMS License Agreement, and provided, further, that, notwithstanding anything to the contrary and unless approved by holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors, in no event shall BMS be entitled to purchase or otherwise acquire any New Securities in excess of the amount it is entitled to purchase in such financing pursuant to Section 8.1.2 of the BMS License Agreement (i.e. as required in order to maintain its eight percent (8.0%) ownership interest in Company (on a fully diluted basis)). At the expiration of such fourteen (14) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors, which is equal to the proportion that the Common Stock issued and held, or issuable upon conversion of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the number of shares of Common Stock issued and held, or issuable (directly or indirectly) upon conversion of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred twenty (120) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)     If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d)     The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation), and (ii) shares of Common Stock issued in the IPO.

4.2     Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event.

4.3     BMS. The rights of BMS under this Section 4 are an implementation of its participation rights (if and to the extent applicable) under Section 8.1.2 of the BMS License Agreement, and are neither in addition to nor in substitution of the rights of BMS under Section 8.1.2 of the BMS License Agreement.

5.     Additional Covenants.

5.1     Insurance. The Company shall use its commercially reasonable efforts to obtain or renew, if applicable, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers Errors and Omissions insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.2     Board Expenses. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket expenses incurred (consistent with the Company’s policies) in connection with their role as a director of the Company.

5.3     Directors’ Liability and Indemnification. The Company hereby acknowledges that one or more of the directors nominated by holders of Preferred Stock may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”) for alleged acts or omissions in their capacities as directors of the Company. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such director to the extent legally permitted and as required by the Certificate of Incorporation or By-laws of the Company (or any agreement between the Company and such director), without regard to any rights such director may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company.

5.5     Right to Conduct Activities. The Company hereby agrees and acknowledges that certain of the Investors and certain of their respective Affiliates are venture capital funds or professional investment funds (collectively, the “Funds”), and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as may be conducted in the future). The Company hereby agrees that, to the extent permitted under applicable law, none of the Funds shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by any such Fund in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of any such Fund to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.6    FCPA and Anti-Money Laundering Laws. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law (including without limitation the United States Money Laundering Control Act of 1986). Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.7    Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement; and (ii) each Key Employee to enter into noncompetition and nonsolicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any restricted stock agreement between the Company and any employee, without the consent of the Board.

5.8    Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such options or shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision.

5.9     Covenants concerning Harel Group.

(a)    (a) Reorganization. The Company hereby acknowledges that Harel Insurance Company Ltd. (“Harel”) and certain of its Permitted Transferees (together, the “Harel Group”) are subject to certain Israeli laws, which provide, among other things, that the Harel Group is prohibited from making investments in any Restricted Jurisdiction (as defined below), and, accordingly, the Company confirms that it shall not reorganize, reincorporate or redomicile (but shall not be limited from making investments) in any jurisdiction or country which is not (i) a jurisdiction considered to be an “investment grade” as of the date of such reorganization, reincorporation or redomiciliation (currently, a jurisdiction with a rating of BBB or higher), (ii) a permitted country as defined under the Israeli regulations that apply to the Harel Group as of the date of such reorganization, reincorporation or redomiciliation (currently, a jurisdiction with a rating of BBB or an OECD country), or (iii) any such jurisdiction or country that meets such criteria in subsections (i) and (ii) as of the date of such reorganization, reincorporation or redomiciliation (any jurisdiction which is not included in either of subsections (i), (ii) or (iii) - each, a “Restricted Jurisdiction”).

(b)    Governmental Authority. The Company hereby acknowledges that the Commissioner of the Capital Market, Insurance and Savings in Israel has jurisdiction over the Harel Group, and accordingly the Commissioner of the Capital Market, Insurance and Savings in Israel may claim to have jurisdiction with respect to the Company.

(c)    No Pledge. The Company hereby acknowledges that (a) Harel is an institutional investor subject to Israeli law and (b) Harel is prohibited from granting a security interest in, or pledging to any lender of, Harel’s equity interest in the Company, and accordingly, the Company agrees that Harel shall not be obligated to grant a security interest in, or pledge, its equity interest in the Company to any lender.

(d)    Prohibited Tax Shelter Transactions. The Company shall use reasonable efforts not to engage in a transaction that, as of the date that the Company enters into a binding commitment to engage in such transaction, the Company reasonably believes to constitute a “prohibited tax shelter transaction” within the meaning of Section 4965 of the US Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law) (the “Code”). In the event that the Company has entered into such a prohibited tax shelter transaction, or that a transaction previously entered into has since been characterized as a prohibited tax shelter transaction, the Company shall promptly notify Harel of such fact and shall provide any information reasonably requested by Harel to satisfy its own tax filing obligations with respect to such transaction.

(e)    Use of Harel Group’s Name. Neither the Company nor any of its subsidiaries shall identify the Harel Group as investors in the Company in any press release, published notice or other publication without the prior written consent of Harel other than information that is in the public domain.

(f)    Distribution in Kind; Valuation of Securities. The Company hereby acknowledges that the Harel Group is subject to Israeli laws that do not permit Harel to hold investments in entities formed or organized in countries which are Restricted Jurisdiction. In light of the foregoing, the Company agrees that if it at any time proposes to distribute such securities to its shareholders, no such distribution to the shareholders shall be made until an alternative method with respect to Harel shall be consummated conferring upon Harel the economic benefits of such distribution in a manner that does not result in Harel being in violation of applicable laws. In addition, the Company, if so requested by Harel, shall obtain a bone fide valuation of any securities or property to be distributed thereby to its stockholders from a reputable independent valuation firm, at the Company’s expense.

(g)     Termination. The covenants contained in this Section 5.9 shall terminate upon such time as the Harel Group holds no equity securities of the Company. For as long as the Harel Group holds equity securities of the Company, this Section 5.9 may not be amended or terminated without the prior written consent of Harel.

5.10     Termination of Covenants. The covenants set forth in this Section 5 (except for Section 5.9 hereof, which shall terminate in accordance with Section 5.9(g)) shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before but subject to the consummation of an IPO or (ii) upon a Deemed Liquidation Event.

6.     Miscellaneous.

6.1     Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) after such transfer, holds at least 1,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), or, if less, all of the Registrable Securities held by such Holder; provided, however, that (x) the Company is, concurrently with such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the transferring Holder and its Affiliates; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties, including without limitation, the Investor’s Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2     Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3     Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other form of electronic transmission method and any counterpart so delivered (with electronic confirmation of delivery) shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4     Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5     Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received upon the earlier of actual receipt or (i) upon personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile (with electronic confirmation of delivery) during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties only at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy, which shall not constitute notice, shall also be sent to Haim Gueta, Adv., at Meitar Liquornik Geva Leshem Tal, Law Offices, 16 Abba Hillel Silver Rd., Ramat-Gan, Israel, 5250608.

6.6     Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Required Holders; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 of this Agreement by the Required Holders (the “Waiving Holders”) with respect to a particular issuance shall not be effective as to any Investor who has not waived such right of first offer (a “Non-Waiving Holder”) unless (1) no Waiving Holder purchases any New Securities in such issuance or (2) if any Waiving Holder purchases New Securities in such issuance, each Investor shall have been provided the opportunity to purchase up to such Investor’s pro rata share (as calculated in the manner described in Section 4) of all of the New Securities that are allocated for purchase by the Investors), and (b) for as long as the Harel Group holds any equity securities of the Company, the provisions of Section 5.9 (‘Covenants concerning Harel Group’) may not be amended or terminated and the observance thereof may not be waived without the written consent of Harel, (c) for as long as BMS holds any equity securities of the Company, the provisions of Section 4 that refer to BMS may not be amended or terminated and the observance thereof may not be waived without the written consent of BMS, and (d) for as long as Novartis holds any equity securities of the Company, Section 3.3 may not be amended or terminated and the observance thereof may not be waived without the written consent of Novartis. Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Person may apportion such rights as among themselves in any manner they deem appropriate.

6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page or joinder agreement to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

AYALA PHARMACEUTICALS, INC.

By:	/s/ Roni Mamluk
Name:	Roni Mamluk
Title:	Chief Executive Officer

Address:

Ayala Pharmaceuticals, Inc.

c/o PHS Corporate Services

1313 N. Market Street, Suite 5100

Wilmington, DE 19801

KEY HOLDERS

/s/ Roni Mamluk
Roni Mamluk

[Signature Page to A&R Investors’ Rights Agreement/

December 2018]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS

Israel Biotech Fund I, L.P		aMoon 2 Fund Limited Partnership

By its general partner:
Israel Biotech Fund GP Partners, L.P.		By:	/s/ Yair Schindel
		Name:	Yair Schindel
By its general partner:		Title:	Managing Partner
I.B.F. Management, Ltd.

By:	/s/ Yuval Cabilly	By:	/s/ Tomer Berkovits
Yuval Cabilly Director		Name:	Tomer Berkovits
		Title:	Managing Director

Harel Insurance Company Ltd.		Bristol-Myers Squibb Company

By:	/s/ Harel Insurance Company Ltd.	By:
Name:		Name:
Title:		Title:

SBI JI Innovation Fund Limited Partnership

By:	/s/ Yusuke Inaba
ID Number: Yusuke Inaba TR9741779
Title:	Authorized signatory of GP

[Signature Page to A&R Investors’ Rights Agreement/

December 2018]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS (continue)

Novartis Institutes for BioMedical Research, Inc.

By:	/s/ Scott A. Brown
Name:	Scott A. Brown
Title:	VP General Counsel

[Signature Page to A&R Investors’ Rights Agreement/

December 2018]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS (continue)

Minick Family Trust		IB Landav Holdings LLC

By:	/s/ Scott Minick	By:	/s/ David A. Crenshaw
Name:	Scott Minick, Trustee	Name:	David A. Crenshaw
Title:		Title:	Managing Member

/s/ Mark Cohen
Mark Cohen		Eddy Shalev

IBF Investors LLC		Novit, LP (US Pharmacia)

By:		By:	/s/ Katarlyna Kusmierz
Name:		Name:	Katarlyna Kusmierz
Title:		Title:	General Partner, Novit US, Inc.

Fridator Trust No. 4		Erongo Ltd.

By:		By:	/s/ C. Spencer
Name:		Name:	C. Spencer
Title:		Title:	Authorised Signatory

Arc Group Ventures LLC		For and on behalf of Corpserve Ltd As sole corporate director of

By:	/s/ Irene Susmano	By:	/s/ J. Brosi
Name:	Irene Susmano	Name:	J. Brosi
Title:	Vice President	Title:	Authorised Signatory

[Signature Page to A&R Investors’ Rights Agreement/

December 2018]

SCHEDULE A

NAME AND CONTACT OF INVESTORS

Israel Biotech Fund I, L.P

Ruhrberg Science Center, 3 Pekeris St., Rabin Science Park, Rehovot, 7670212, Israel

Fax number: +972722514177

Attn.: Sarit Steinberg sarit@israelbiotechfund.com

aMoon 2 Fund Limited Partnership

34 Jerusalem Street, Ra’anana, 4350108, Israel

Attention: Todd Sone; Adv. Michal Goren Miller

Tel +972-733989560; +972-58-6395511

Email: Contact@amoon.fund; todd@amoon.fund; michal@amoon.fund with a copy to:

Naschitz, Brandes, Amir

Attention: Inbar Mishory Bartal, imishory@nblaw.com

+972-3-6235044, fax: +972-3-6235051

Harel Insurance Company Ltd.

Harel Building, 3 Abba Hillel St., Ramat Gan, 5211802, Israel

Attention: Guy Harmelin

guyha@harel-ins.co.il

Tel +972-37549797; Fax +972-3-7348858

Bristol-Myers Squibb Company

P.O. Box 4000, Route 206 & Province Line Road, Princeton, New Jersey 08543-4000

Attention: Vice President, Business Development

With a copy to: Bristol-Myers Squibb Company, P.O. Box 4000

Route 206 & Province Line Road, Princeton, New Jersey 08543-4000

Attention: Vice President & Assistant General Counsel, Business Development and Licensing

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue Cambridge, MA 02139 USA

Attn.: General Counsel

SBI JI Innovation Fund Limited Partnership

Ackerstein Towers B 3rd floor, 11 Hamanofim Street, Herzliya Pituach, 4672562 Israel

Attention: Mr. David Benami

Telephone: +972 52 3678910

Email: david@sbi-ji.co.il

With a copy to:

Attention: Mr. Yusuke Inaba

Telephone: + 972-50-9059742

Email: yusuke@sbi-ji.co.il

Minick Family Trust

774 Mays Blvd Suite 10-510, Incline Village, NV 89451, US

scott1minick@gmail.com

Mark Cohen

[XXX]

[XXX]

Eddy Shalev

[XXX]

[XXX]

IB Landav Holdings LLC

756 Warren St. Westfield NJ 07090, US

ellkay18@gmail.com; david.a.crenshaw@icloud.com

Attention: Lance Kaplan; David Crenshaw

IBF Investors LLC

801 Key Highway, #110 Baltimore, MD 21230, US

bsholk@axcelpartners.com

Attention: Bruce Sholk

Novit, LP (US Pharmacia)

966 Hungerford Dr. Ste. 3B Rockville MD 20850, US

k.kusmierz@uspiusa.com

Attention: Kasia Kusmierz

Fridator Trust No. 4

40 rue de Geneve, CP 471, 1225 Chene-Bourg, Switzerland

mark@kernohan.ch

Attention: Mark Kernohan

Erongo Ltd.

2nd Floor, O’Neal Marketing Associates Building, Wickham Cay II PO Box 3174 Road Town Tortola BVI

jbroll@catalyst.co.za; ari@ciderinvestments.com; jacqueline.brosi@earlfiduciary.com

Attention: Jonathan Broll; Ari Fried; Jacqueline Brosi

Arc Group Ventures LLC

655 Third Avenue, 28th Floor NY NY 10017, US

isusmano@arcny.com; korff@arcny.com; rpayne@arcny.com

Attention: Irene Susmano; Joseph Korf; Rachel Payne

SCHEDULE B

NAME AND CONTACT OF KEY HOLDERS

Roni Mamluk

[XXX]

[XXX]

AYALA PHARMACEUTICALS, INC.

AMENDMENT NO. 1

TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 to Amended and Restated Investors’ Rights Agreement (this “Amendment”), is made and entered into as of May 3, 2020, by and among Ayala Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Investors signatory hereto.

WHEREAS, the Company, the Investors signatory hereto and other Investors entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of December 19, 2018 (the “Agreement”);

WHEREAS, pursuant to Section 6.6 of the Agreement, the Agreement may be amended by written agreement of the Company, the Required Holders and the Key Holders holding at least a majority of the Registrable Securities held by the Key Holders;

WHEREAS, the Investors signatory hereto constitute the Required Holders and the Key Holders signatory hereto hold at least a majority of the Registrable Securities held by the Key Holders; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.    Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

2.    Amendments.

(a)    Section 1.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.10    “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) a registration relating to the IPO.”

(b)    Effective upon the consummation of the IPO, Section 1.19 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.19    “Key Holder Registrable Securities” means (i) the shares of Common Stock held of record by the Key Holders on May 3, 2020 or acquired by the Key Holders from the Company after May 3, 2020; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares. Shares held of record or acquired by a trustee under an incentive or benefit plan of the Company for the benefit of a Key Holder shall, for purposes of this Agreement, be deemed to be held of record or acquired by such Key Holder.”

(c)    Effective upon the consummation of the IPO, Section 1.25 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.25    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, held of record by the Investors on May 3, 2020 or acquired by the Investors from the Company after May 3, 2020; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities, and the Key Holders shall not be deemed Holders for the purposes of Subsections 2.1, 2.10, 3.1, 3.2, 4.1 and 6.6; and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.”

(d)    Section 6.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.5. Notices.

(a)    All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received upon the earlier of actual receipt or: (i) upon personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile (with electronic confirmation of delivery) during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one

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(1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such electronic mail address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Haim Gueta, Adv., at Meitar Liquornik Geva Leshem Tal, Law Offices, 16 Abba Hillel Silver Rd., Ramat-Gan, Israel, 5250608.

(b)    Each Investor consents to the delivery of any stockholder notice pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s name on Schedule A hereto, as updated from time to time by notice to the Company, or as on the books and records of the Company. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.”

3.    No Further Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and, except as set forth in Section 2 of this Amendment, shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

4.    Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference in the Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” and words or expressions of similar import shall be deemed a reference to the Agreement as amended hereby. Upon execution of this Amendment by the Company and the Required Holders, this Amendment shall be binding on all parties to the Agreement, regardless of whether such party has consented to this Amendment.

5.    Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.    Captions. All articles and section headings or captions contained in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision thereof.

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7.    Severability. If any provision of this Amendment or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Amendment or the application of such provision to any other party or circumstances shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

8.    Counterparts; Execution. This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, and all of which together shall constitute one instrument. Delivery or acceptance of this Amendment or any portion thereof by facsimile transmission or digitally, or in any electronic fashion or other transmission method (including without limitation, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall have the same effect as if delivered personally and any such transmission signature, initial or notation, shall have the same effect as if it were an original and shall be binding upon the maker thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

AYALA PHARMACEUTICALS, INC.

By:	/s/ Roni Mamluk
Name:	Roni Mamluk
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

/s/ Roni Mamluk
Roni Mamluk

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS: Israel Biotech Fund I, L.P

By its general partner:

Israel Biotech Fund GP Partners, L.P.

By its general partner:

I.B.F. Management, Ltd.

By:	/s/ Yuval Cabilly
Yuval Cabilly, Director & CEO

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

aMoon 2 Fund Limited Partnership

By:	/s/ Yair C. Schindel
Name:	Yair C. Schindel
Title:	Managing Partner

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Harel Insurance Company Ltd.

By:	/s/ Natalie Mishan Zakai /s/ Arik Peretz
Name:	Natalie Mishan Zakai, General Counsel Arik Peretz, CFO
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Bristol-Myers Squibb Company

By:	/s/ Robert Merriman
Name:	Robert Merriman
Title:	Executive Director, Business Development

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SBI JI Innovation Fund Limited Partnership

By:	/s/ Yusuke Inaba

ID Number:
Title:	Director of GP

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Novartis Institutes for BioMedical Research, Inc.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Minick Family Trust

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

IB Landav Holdings LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:
Mark Cohen

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:
Eddy Shalev

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

IBF Investors LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Novit, LP (US Pharmacia)

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Fridator Trust No. 4

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Erongo Ltd.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment No. 1 to Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Arc Group Ventures LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Amended and Restated Investors’ Rights Agreement]